NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: November 4, 2004

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS RECORD EARNINGS
STAUNTON, VIRGINIA

          Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the second quarter of its fiscal year ending March 31, 2005. For the quarter ended September 30, 2004, Community Financial reported earnings of $1,031,000 or $0.48 per diluted share, compared to $836,000 or $0.39 per diluted share for the same period last year, a 23.1% increase in diluted earnings per share. The increase in net income for the current quarter compared to the September 30, 2003 quarter can be attributed primarily to an increase in net interest income of approximately $528,000.

          The increase in net interest income is attributed primarily to increases in both average loans receivable and average securities for the quarter ended September 30, 2004 compared to September 30, 2003. Loans outstanding, net of allowances, at September 30, 2004 totaled $303.1 million, up 18% from $256.3 million from the prior year. Securities increased from $38.3 million at September 30, 2003 to $40.5 at September 30, 2004, a 5.2% increase. Deposits increased to $266.0 million at September 30, 2004 from $255.0 million at September 30, 2003, a 4.3% increase. Total interest income increased during the September 30, 2004 quarter compared to the September 30, 2003 quarter as a result of the increase in the volume of interest earning assets offsetting the decrease in rates earned on these assets. Total interest expense increased by $72,000 for the 2004 period compared to the same period in 2003 as a result of the increase in volume of interest-bearing liabilities exceeding the decrease in the interest rates paid on interest-bearing liabilities. The interest rate spread increased by four basis points to 3.93% for the quarter ended September 30, 2004 compared to 3.89% for the same period in 2003.

          Non-interest income increased $82,000 to $674,000 for the quarter ended September 30, 2004 from $592,000 for the September 30, 2003 quarter. The increase in non-interest income for the current quarter compared to the September 30, 2003 period was due to an increase in income on transaction accounts. Non-interest expenses increased $244,000 to $2.5 million for the September 30, 2004 quarter from $2.2 million for the September 30, 2003 quarter. The increase in non-interest expenses was due to growth related compensation increases.

          Community's net income for the six months ended September 30, 2004 was $1,923,000 or $.89 diluted earnings per share, compared to $1,833,000 or $.86 diluted earnings per share for the six months ended September 30, 2003, a 3.5% increase in diluted earnings per share. The increase in net income for the six-month period ended September 30, 2004 compared to the same period ended September 30, 2003 can be attributed to an increase in net interest income of approximately $779,000. The September 30, 2003 net income included a gain, net of taxes, on the sale of Community First Mortgage Company, the mortgage-banking subsidiary. Net income for the six months ended September 30, 2003, excluding the gain on the sale of the mortgage-banking subsidiary, was approximately $1,685,000 or $0.79 per diluted share. The increase in net interest income is attributable to an increase in loans receivable and securities for the six-month period ended September 30, 2004 compared to September 30, 2003.

          After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.11 per share dividend, a 10% increase. The dividend is payable November 24, 2004, to stockholders of record as of November 10, 2004. Stockholder's equity totaled $30.0 million at September 30, 2004, which represents a book value of $14.45 per share.

          At September 30, 2004, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

          Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.